Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3ASR Prospectus Supplement

(Form Type)

The Carlyle Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)(4)	642,507(1)	N/A	$24,820,045.41(2)	0.0000927	$2,300.82

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

(1)

This Registration Statement registers 642,507 shares of common stock. There is also being registered such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the Registrant’s common stock on July 29, 2022, as reported on The Nasdaq Global Select Market.